Exhibit (b)(3)

UBS AG, STAMFORD BRANCH

600 Washington Boulevard

Stamford, Connecticut 06901

UBS SECURITIES LLC

1285 Avenue of the Americas

New York, New York 10019

CONFIDENTIAL

March 6, 2025

Blazing Star Merger Sub, Inc.

c/o Sycamore Partners Management, L.P.

9 West 57th Street, 31st Floor

New York, New York 10019

PROJECT WING

Commitment Letter

Ladies and Gentlemen:

Blazing Star Merger Sub, Inc. (“Merger Sub” or “you”) has advised UBS AG, Stamford Branch (“UBS AG”) and UBS Securities LLC (“UBSS”, and together with UBS AG, “UBS”, the “Commitment Parties”, “we” or “us”) that a newly created entity formed at the direction of Sycamore Partners Management, L.P. and its affiliates and its funds, partnerships or other co-investment vehicles managed, advised or controlled by the foregoing (collectively, “Sycamore” or the “Sponsor”), intends to consummate the Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description and the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Term Sheet”); this commitment letter, the Transaction Description, the Term Sheet and the Summary of Conditions attached hereto as Exhibit C, collectively, the “Commitment Letter”).

1. Commitments.

In connection with the Transactions, each Commitment Party is pleased to commit to provide (on a several but not joint basis) the percentage and amount of the Facility specified opposite its name on Schedule 1 hereto, subject only, and limited, to the satisfaction of the conditions set forth in the section entitled “Conditions to Borrowing” in Exhibit B hereto. Each Commitment Party with a specified percentage of the Facility shall, in the capacity of a lender under the Facility, be an “Initial Lender” to the Facility.

2. Titles and Roles.

It is agreed that each Commitment Party shall act in the capacities indicated opposite its name on Schedule 1 hereto. It is further agreed that each Commitment Party designated on Schedule 1 as “lead left” with respect to the Facility shall have “left lead” designation and “top left” placement on all Information Materials (defined below) and all other offering or marketing materials in respect of the Facility and shall hold all leading roles and responsibilities customarily associated with such “top left” placement. The term

“Lead Arrangers” shall mean and include, with respect to the Facility, each Commitment Party identified on Schedule 1 as a Lead Arranger with respect to the Facility, and the term “Lead Left Arranger” shall mean and include, with respect to the Facility, the Commitment Party identified on Schedule 1 as the “lead left” Lead Arranger with respect to the Facility.

You agree that no other agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid to any Lender (as defined below) by you or any of your affiliates in order to obtain its commitment to participate in the Facility unless you and we shall so agree.

3. Syndication.

The Lead Arrangers for the Facility reserve the right, prior to or after the Closing Date, to syndicate all or a portion of the Initial Lenders’ commitments for the Facility hereunder to a group of banks, financial institutions and other institutional lenders and investors identified by the Lead Arrangers in consultation with you and reasonably acceptable to the Lead Arrangers (such banks, financial institutions and other institutional lenders and investors, together with the Initial Lenders, the “Lenders”). Notwithstanding the foregoing, the Lead Arrangers will not syndicate to (i) those banks, financial institutions and other institutional lenders and investors that have been separately identified in writing by you or the Sponsor to us on or prior to the date of your acceptance of this Commitment Letter (the “Signing Date”), (ii) those persons who are competitors of the Company, the Specialty Pharma Business and their respective subsidiaries that are separately identified in writing by you or the Sponsor to us from time to time (which shall not apply to retroactively disqualify any person who previously acquired, and continues to hold, any loans commitments or participations in respect of the Facility), (iii) Excluded Parties (as defined below) and (iv) as to any entity referenced in the case of each of clauses (i) and (ii) above (the “Primary Disqualified Lenders”), any of such Primary Disqualified Lender’s affiliates (excluding in the case of clause (ii) above, any affiliate that is primarily engaged in, or that advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which the Primary Disqualified Lender does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity) that are either (a) identified in writing by you or the Sponsor from time to time, which shall not apply to retroactively disqualify any person who previously acquired, and continues to hold, any loans, commitments or participations or (b) readily identifiable on the basis of such affiliate’s name (clauses (i), (ii), (iii) and (iv) above, collectively “Disqualified Lenders”).

Notwithstanding the Lead Arrangers’ right to syndicate the Facility and receive commitments with respect thereto, (i) no Initial Lender shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the Facility on the Closing Date (as defined in Exhibit A)) in connection with any syndication, assignment or participation of the Facility, including its commitment in respect thereof, until after the initial funding of the Facility on the Closing Date has occurred, (ii) no assignment or novation by any Initial Lender shall become effective with respect to all or any portion of any Initial Lender’s commitment in respect of the Facility until the funding of the Facility on the Closing Date and the consummation of the Transactions thereon and (iii) unless you otherwise agree in writing, each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitment in respect of the Facility, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred.

Without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that the Initial Lenders’ commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Facility and in no event shall the commencement or successful completion of syndication of the Facility constitute a condition to the availability or funding of the Facility on the Closing Date. The Lead Arrangers may commence syndication efforts promptly after the Signing Date and, as part of their syndication efforts, it is their intent to have Lenders commit to the Facility prior to the Closing Date (subject to the limitations set forth in the preceding paragraph). Until the earlier of (x) the date upon which a Successful Syndication (as defined in the Fee Letter) is achieved and (y) the day that is forty-five (45) days following the Closing Date (such earlier date, the “Syndication Date”), you agree actively to assist the Lead Arrangers in seeking to complete a timely syndication that is reasonably satisfactory to us and you. Such assistance shall be limited to, (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit from your existing lending and investment banking relationships and the existing lending and investment banking relationships of the Sponsor and, to the extent practical and appropriate and in all instances not in contravention of the terms of the Merger Agreement, the Company’s and its subsidiaries’ existing lending and investment banking relationships, (b) direct contact between appropriate members of senior management, certain relevant non-legal representatives and certain relevant non-legal advisors of you and the Sponsor, on the one hand, and the proposed Lenders, on the other hand (and your using commercially reasonable efforts to arrange, to the extent practical and appropriate and in all instances not in contravention of the terms of the Merger Agreement, such contact between appropriate members of senior management and certain relevant non-legal representatives and certain relevant non-legal advisors of the Company, on the one hand, and the proposed Lenders, on the other hand), in all such cases at locations and times mutually agreed upon, (c) your and the Sponsor’s assistance (including, to the extent practical and appropriate and in all instances not in contravention of the terms of the Merger Agreement, the use of commercially reasonable efforts to cause the Company to assist) in the preparation of the Information Materials (as defined below) and other customary offering and marketing materials to be used in connection with the syndication, (d) using your commercially reasonable efforts to procure, at your expense, prior to the launch of general syndication, public ratings (but no specific ratings) for the Facility (the “Debt Ratings”) from each of Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), and a public corporate credit rating (but no specific rating) and a public corporate family rating (but no specific rating) (collectively, the “Corporate Ratings” and, together with the Debt Ratings, the “Ratings”) in respect of the Borrower after giving effect to the Transactions from each of S&P and Moody’s, respectively, (e) the hosting, with the Lead Arrangers, of a reasonable number of meetings with prospective Lenders at times and locations to be mutually agreed upon (which may be held virtually if mutually agreed) (and your using commercially reasonable efforts, to the extent practical and appropriate and in all instances not in contravention of the terms of the Merger Agreement, to cause appropriate senior officers of the Company to be available for such meetings), (f) at any time prior to the Syndication Date, there being no competing issues, offerings, placements or arrangements of debt securities or commercial bank or other credit facilities by or on behalf of you or any of your subsidiaries being offered, placed or arranged (other than (w) the Facility, (x) any permanent or temporary financing to replace the Facility (including the Permanent Financing (as defined in Exhibit A)), and (y) the “First Lien Facilities” as defined in that certain commitment letter (the “First Lien Facilities”) among you, HPS Investments Partners LLC, Goldman Sachs Asset Management and JPMorgan Chase Bank, N.A. (the “Specialty Pharma Commitment Letter”); the First Lien Facilities, together with the Permanent Financing, the “Alternative Facilities”) without the consent of the applicable Lead Arrangers, if such issuance, offering, placement or arrangement would materially impair the primary syndication of the Facility, or the marketing, syndication or offering of any Permanent Financing (it being understood and agreed that your and your subsidiaries’ deferred purchase price obligations, ordinary course working capital facilities and ordinary course capital lease, purchase money and equipment financings will not be deemed to materially impair the primary syndication of the Facility or, the marketing, syndication or offering of any Permanent Financing) and (g) at any time prior to the Syndication Date, using your commercially reasonable efforts, to the extent practical and appropriate and in all instances not in contravention of the terms of the Merger Agreement, to ensure that there are no competing issues, offerings, placements or arrangements of debt securities or commercial bank or other credit facilities by or on behalf of the Specialty Pharma Business and its subsidiaries being offered, placed or arranged, (other than (w) the Facility, (y) the

Alternative Facilities, (y) any indebtedness of the Company and its subsidiaries permitted to be incurred, issued or remain outstanding on or prior to the Closing Date under the Merger Agreement) without the consent of the Lead Arrangers, if such issuance, offering, placement or arrangement would materially impair the primary syndication of the Facility or, the marketing, syndication or offering of any Permanent Financing (it being understood and agreed that the Company and its subsidiaries’ deferred purchase price obligations, ordinary course working capital facilities and ordinary course capital lease, purchase money and equipment financings, in each case, will not be deemed to materially impair the primary syndication of the Facility or, the marketing, syndication or offering of any Permanent Financing). Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, your obligations to assist in syndication efforts as provided herein (including the obtaining of the Ratings referenced above and compliance with any of the provisions set forth in clauses (a) through (g) above) shall not constitute a condition to the commitments hereunder or the funding of the Facility on the Closing Date.

Each Lead Arranger will manage all aspects of the syndication of the Facility or, the marketing, syndication or offering of any Permanent Financing, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist the Lead Arrangers in their syndication efforts, you agree to promptly prepare and provide (and to cause the Sponsor to provide and to use commercially reasonable efforts, to the extent practical and appropriate and in all instances not in contravention of the terms of the Merger Agreement, to cause the Company to provide) to the Lead Arrangers all customary information with respect to you, the Borrower, and your and their respective subsidiaries and the Transactions set forth in clause (c) of the preceding paragraph and customary financial estimates, forecasts and other projections (such projections, the “Projections”) and such other customary information, as the Lead Arrangers may reasonably request in connection with the structuring, arrangement and syndication of the Facility. For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any law, rule or regulation, or any obligation of confidentiality binding upon, or waive any attorney-client privilege of, you, the Company or your or its respective subsidiaries and affiliates; provided that in the event that you do not provide information in reliance on this sentence, you shall provide notice to the Lead Arrangers that such information is being withheld and you shall use your commercially reasonable efforts to (i) communicate the applicable information in a way that would not violate the applicable obligation or risk waiver of such privilege and/or (ii) seek to obtain any necessary waivers in order to disclose such information (other than to the extent limited by attorney client privilege); provided, further, that none of the foregoing shall be construed to limit the Borrower’s representations and warranties or any of the conditions, in any such case, set forth in this Commitment Letter or in the Facility Documentation (as defined in Exhibit B).

You hereby acknowledge that (a) the Lead Arrangers will make available Information (as defined below), customary financial estimates, Projections and other offering and marketing materials and presentations, including confidential information memoranda customary for transactions of this type, to be used in connection with the syndication of the Facility (collectively, the “Information Memoranda”) (such Information, Projections, other customary offering and marketing material and the Information Memoranda, collectively, with the Term Sheet, the “Information Materials”) on a confidential basis to the proposed syndicate of Lenders by posting the Information Materials on Intralinks, Debt X, SyndTrak Online or by similar electronic means and (b) certain of the Lenders may be “public side” Lenders (i.e., Lenders that wish to receive only information that (i) is publicly available or (ii) is not material non-public information (“MNPI”) with respect to you, the Borrower and your or their respective subsidiaries, the Company and its subsidiaries or your or their respective securities for purposes of United States federal or state securities laws) (collectively, the “Public Sider Information”; and each such Lender, a “Public Sider” and each Lender that is not a Public Sider, a “Private Sider”). You will be solely responsible for the contents of the Information Materials and each of the Commitment Parties shall be entitled to use and rely upon the information contained therein without responsibility for independent verification thereof.

At the reasonable request of the Lead Arrangers, you agree to assist (and to cause the Sponsor to assist and to use commercially reasonable efforts, to the extent practical and appropriate and in all instances not in contravention of the terms of the Merger Agreement, to cause the Company to assist) us in preparing an additional version of the Information Materials to be used in connection with the syndication of the Facility that consists exclusively of information that is Public Sider Information with respect to the Borrower and its respective subsidiaries and securities for the purposes of United States, federal or state securities laws to be used by Public Siders. The Public Sider Information will be substantially consistent with the information that would be included in any offering memorandum for the Permanent Financing and in any filings made by you, the Borrower and your and their respective subsidiaries and the Company and its subsidiaries with the Securities and Exchange Commission. It is understood that in connection with your assistance described above, customary authorization letters will be included in any Information Materials that authorize the distribution thereof to prospective Lenders, represent that the additional version of the Information Materials includes only Public Sider Information and does not include MNPI (other than as set forth in the following paragraph of this Section 3 below), contain a customary “10b-5” representation and exculpates you, the Sponsor, the Investors, the Company, your and their respective affiliates and us and our affiliates with respect to any liability related to the use or misuse of the contents of the Information Materials or related offering and marketing materials by the recipients thereof. Before distribution of any Information Materials, at our reasonable request, you agree to use commercially reasonable efforts to identify that portion of the Information Materials that may be distributed to the Public Siders as “Public Information”, which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof. By marking Information Materials as “PUBLIC”, you shall be deemed to have authorized the Commitment Parties and the proposed Lenders to treat such Information Materials as not containing any information other than Public Sider Information (it being understood that if you are unable to reasonably determine if any such information is or is not Public Sider Information, you shall not be obligated to mark such information as “PUBLIC”). We will not make any Information Materials not marked “PUBLIC” available to Public Siders except as contemplated in the succeeding paragraph.

You acknowledge and agree that, subject to the confidentiality and other provisions of this Commitment Letter, the following documents, without limitation, may be distributed to both Private Siders and Public Siders, unless you advise the Lead Arrangers in writing (including by email) within a reasonable time prior to their intended distribution that such materials contain information that is not Public Sider Information (provided that such materials have been provided to you and your counsel for review within a reasonable period of time prior thereto): (a) administrative materials prepared by the Lead Arrangers for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda), (b) term sheets and notification of changes in the Facility’s terms and conditions, (c) drafts and final versions of the Facility Documentation and (d) publicly filed financial statements of you, the Company or your or their respective subsidiaries. If you advise us in writing (including by email), within a reasonable period of time prior to dissemination, that any of the foregoing contains information that is not Public Sider Information, then Public Siders will not receive such materials without your consent.

4. Information.

You hereby represent and warrant that (with respect to Information and Projections relating to the Specialty Pharma Business (as defined in Exhibit A) and its subsidiaries and its and their respective businesses, to your knowledge) (a) all material written information and written data (such information and data, other than (i) the Projections, (ii) information of a general economic or industry specific nature and (iii) information derived from third-party reports, the “Information”), that has been or will be made available to any Commitment Party, directly or indirectly, by, or at the request of, you or any of your representatives on your behalf (including the Sponsor) in connection with the transactions contemplated hereby, when taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, when furnished and when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time) and (b) the Projections contained in the Information Memoranda have been or will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time such Projections are so furnished to the Commitment Parties; it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material. You agree that, if at any time prior to the later of the Closing Date and the Syndication Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and the Projections contained in the Information Memoranda were being furnished, and such representations and warranties were being made, at such time, then you will (or, prior to the Closing Date, with respect to the Information and such Projections relating to the Company and its subsidiaries, will use commercially reasonable efforts to) promptly supplement the Information and such Projections such that (with respect to Information and Projections relating to the Company and its subsidiaries and information derived from third-party reports, to your knowledge) such representations and warranties are correct in all material respects under those circumstances (or, in the case of the Information and Projections relating to the Company and its subsidiaries and its and their respective businesses and information derived from third-party reports, to your knowledge, such representations and warranties are correct in all material respects under those circumstances). In conducting the transactions hereunder, each of the Commitment Parties will be entitled to use and rely primarily on the Information and the Projections contained in the Information Memoranda without responsibility for independent verification thereof.

5. Fees.

As consideration for (i) the commitments of the Initial Lenders hereunder and (ii) for the agreements of each Lead Arranger and such Initial Lenders to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the Term Sheet and the Fee Letter dated the date hereof and delivered herewith between you and the Commitment Parties (the “Fee Letter”), if and to the extent payable. Once paid, such fees shall not be refundable except as otherwise agreed in writing by us and you or set forth herein or therein.

6. Conditions.

The commitments of the Initial Lender hereunder to fund the Facility on the Closing Date and the agreements of the Lead Arranger to perform the services described herein are subject solely to the conditions set forth in the section entitled “Conditions to Borrowing” in Exhibit B (the “Exclusive Funding Conditions”) and upon satisfaction (or waiver by the applicable Lenders and the Lead Arrangers) of the Exclusive Funding Conditions, the initial funding and/or availability, as applicable, of the Facility shall occur; it being understood and agreed that there are no other conditions (implied or otherwise) to the commitments hereunder, including compliance with the terms of this Commitment Letter, the Fee Letter and the Facility Documentation.

Notwithstanding anything in this Commitment Letter (including each of the exhibits attached hereto), the Fee Letter, the Facility Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties the making or accuracy of which shall be a condition to the availability and funding of the Facility on the Closing Date shall be (A) such of the representations made by, or with respect to, the Company and its subsidiaries in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that you (or your affiliates) have the right (taking into account any applicable cure provisions) to terminate your (or their) obligations under the Merger Agreement or to decline to consummate the Merger without resulting in (x) the payment of any fees, liquidated damages or other amounts under the Merger Agreement in accordance with the Merger Agreement or (y) liability to it or you (or such affiliate) as a result of a breach of such representations in the Merger Agreement (to such extent, the “Specified Merger Agreement Representations”) and (B) the Specified Representations (as defined below) made by the Borrower under the Facility (after giving effect to the Transactions) and (ii) the terms of the Facility Documentation shall be in a form such that they do not impair the availability or funding of the Facility on the Closing Date if the Exclusive Funding Conditions are satisfied (or waived by the Lead Arrangers) (it being understood that, to the extent any security interest in any Collateral (as defined in the Term Sheet) is not or cannot be provided and/or perfected or registered (as applicable) on the Closing Date (other than (i) assets pursuant to which a lien may be perfected solely by the filing of a financing statement under the Uniform Commercial Code and (ii) the delivery of stock certificates of Shields Intermediate Holdco (as defined in Exhibit B) (in each case, to the extent certificated) evidencing the equity interests required to be pledged pursuant to the Term Sheet with respect to which a lien may be perfected by the delivery of a stock or equivalent certificate, but only to the extent received after use of commercially reasonable efforts to do so) after your use of commercially reasonable efforts to do so or without undue burden or expense, then the provision and/or perfection of a security interest in such Collateral (as defined in the Term Sheet) shall not constitute a condition to the availability or initial funding of the Facility on the Closing Date, but instead shall be required to be delivered or perfected after the Closing Date pursuant to arrangements and timing to be mutually agreed (but, in any event, not earlier than ninety (90) days after the Closing Date or such longer period as may be agreed by the Administrative Agent, in its sole discretion (and without any requirement for consent of the Lenders), and the Borrower, acting reasonably)). For purposes hereof, “Specified Representations” means the representations and warranties of or made by the Borrower to be set forth in the Facility Documentation relating to organizational status of the Borrower; power and authority, due authorization, execution and delivery and enforceability, in each case related to, the borrowing under, performance of, and granting of security interests in the Collateral pursuant to, the Facility Documentation; the incurrence of the loans to be made under the Facility, and the granting of the security interests in the Collateral to secure the Facility, do not conflict with the organizational documents of the Borrower; solvency (solvency to be defined in a manner consistent with the manner in which solvency is determined in the solvency certificate to be delivered pursuant to paragraph 6 of Exhibit C hereto) as of the Closing Date (after giving effect to the Transactions) of the Borrower and its subsidiaries on a consolidated basis; Federal Reserve margin regulations; the Investment Company Act; the use of proceeds of the loans under the Facility not violating the OFAC, the FCPA or the PATRIOT Act; and subject to the parenthetical in the immediately preceding sentence, creation, validity and perfection of security interests to be granted in the Collateral securing the Facility. This paragraph, and the provisions herein shall be referred to as the “Certain Funds Provisions”.

7. Covenants.

Except to the extent such consent is required to be provided pursuant to the terms of the Merger Agreement, neither Blazing Star Parent, LLC (“Parent”) nor any of its affiliates shall provide any consent to any action or inaction by the Company or any of its affiliates that requires Parent’s consent pursuant to the Merger Agreement without the prior written consent of the Commitment Parties (such consent not to be unreasonably withheld or delayed) to the extent such action or inaction relates primarily to the Specialty Pharma Business, to the extent that such consent would be reasonably expected to be materially adverse to the Commitment Parties in their capacities as such. In addition, neither Parent nor any of its affiliates shall enter into any amendment to the Merger Agreement or agree to waive any provision of the Merger

Agreement, in each case, to the extent that such amendment or waiver would be reasonably expected to be materially adverse to the Commitment Parties in their capacities as such. Parent shall, upon the request of the Commitment Parties, keep the Commitment Parties reasonably informed of the status of the Transactions, including but not limited to the status of any required approvals required to consummate the Transactions and the anticipated timing of the Closing Date.

Parent shall use reasonable best efforts to take, or cause to be taken, the actions set forth on Section 1.3(d) of the Company Disclosure Letter to the Merger Agreement as it relates to the Specialty Pharma Business (the “Carveout Transactions”) in accordance with the structure and provisions of the Carveout Transactions; it being understood and agreed that such requirement shall include using reasonable best efforts to cause the Company and its subsidiaries to take actions required by Section 1.3(d) of the Merger Agreement. Prior to the Closing Date, you shall not hold any assets or rights or conduct any business, nor shall you become a party to any contract or incur any liabilities (other than assets or rights, contracts or liabilities incident to your formation and existence), other than as contemplated by the Carveout Transactions or with Commitment Parties’ prior written consent. Prior to the Closing Date, your current equity holders shall not transfer or assign any of your equity interests to any other Person (other than to an affiliate) except as otherwise contemplated by the Carveout Transactions. In the event any authorization, approval or consent required for the Carveout Transactions has not been obtained prior to the Closing Date, Parent and you and your respective affiliates shall continue to use reasonable best efforts to obtain any such consent. Parent and you will give Commitment Parties reasonable opportunity to review and comment on the documents implementing the Carveout Transactions and shall consider in good faith the Commitment Parties reasonable comments, and will promptly provide the Commitment Parties with final copies of all documentation implementing the Carveout Transactions. You shall use reasonable best efforts to cause the agreement pursuant to which you acquire the Specialty Pharma Business to include a customary indemnity for taxes in respect of all taxable periods (or portions thereof) ending on or before the closing of your acquisition of the Specialty Pharma Business for a transaction of that type, which tax indemnity shall be in the form agreed between you and the Commitment Parties prior to the date hereof, the terms of which shall not be amended without the prior written consent of the Commitment Parties (such consent not to be unreasonably withheld or delayed).

Each of Parent and you shall promptly notify the Commitment Parties in writing of any litigation relating to the Transactions, in each case that is brought against such party or their respective affiliates (or, with respect to the Parent and you, against the Company and its affiliates), and shall keep the Commitment Parties informed on a reasonably current basis with respect to the status thereof. No settlement involving you or the Specialty Pharma Business (or that would result in any liability of you or the Specialty Pharma Business) shall be agreed to without Commitment Parties’ prior written consent, other than any such settlement required by the terms of the Merger Agreement.

From the date hereof through the Closing Date, neither you or any of your subsidiaries (assuming the completion of the Carveout Transactions) shall make any payment to, or sell, lease, license, transfer, exchange or otherwise dispose of any of its properties or assets to, or purchase, lease, license or otherwise acquire any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with or for the benefit of, Parent, any of its affiliates or any affiliate of the Sponsor, in each case, without the prior written consent of the Commitment Parties or other than as set forth in the Carveout Transactions.

8. Indemnity; Expenses.

To induce the Commitment Parties to enter into this Commitment Letter and the Fee Letter and to proceed with the documentation of the Facility, you agree (a) to indemnify and hold harmless each Commitment Party, its respective affiliates and the respective officers, directors, employees, agents, advisors and other representatives and the successors of each of the foregoing (each, an “Indemnified Person”), from and against any and all losses, claims, damages and liabilities (collectively, “Losses”) of any kind or nature and reasonable and documented or invoiced out-of-pocket fees and expenses (limited in the case of legal fees and expenses, as set forth below), joint or several, to which any such Indemnified Person may become subject, in the case of any such Losses and related expenses, to the extent arising out of, resulting from or in connection with this Commitment Letter (including the Term Sheet), the Fee Letter, the Transactions or any related transaction contemplated hereby, the Facility, any Permanent Financing or any use of the proceeds of the Facility or any Permanent Financing (including, without limitation, any claim, litigation, investigation or proceeding (including any inquiry or investigation) relating to any of the foregoing, (a “Proceeding”)), regardless of whether any such Indemnified Person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or any other third person, and to reimburse each such Indemnified Person within thirty (30) days after receipt of a written request, together with reasonably detailed backup documentation, for any reasonable and documented or invoiced out-of-pocket expenses and reasonable legal fees and expenses of (x) one (1) firm of counsel for all such Indemnified Persons (and, if necessary, of one (1) firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnified Persons and, solely in the case of an actual or reasonably perceived conflict of interest where the Indemnified Person affected by such conflict notifies you of the existence of such conflict and thereafter retains its own counsel, by such other firm of counsel for such affected Indemnified Person in each appropriate jurisdiction (which may include a single special conflicts counsel acting in multiple jurisdictions), or other reasonable and documented or invoiced out-of-pocket fees and expenses incurred in connection with investigating, responding to or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to Losses or related expenses to the extent that they have resulted from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s affiliates or any of its or their respective officers, directors, employees, agents, advisors or other representatives of any of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the obligations under this Commitment Letter of such Indemnified Person or any of such Indemnified Person’s affiliates or of any of its or their respective officers, directors, employees, agents, advisors or other representatives of any of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) any Proceeding (other than a Proceeding against an Administrative Agent or Lead Arranger acting pursuant to this Commitment Letter or in its capacity as such or of any of its affiliates or its or their respective officers, directors, employees, agents, advisors and other representatives and the successors of each of the foregoing) solely between or among Indemnified Persons not arising from any act or omission by you or any of your affiliates and (b) to the extent that the Closing Date occurs, to reimburse each Commitment Party from time to time, upon presentation of a summary statement, for all reasonable and documented or invoiced out-of-pocket expenses (including, but not limited to, expenses of each Commitment Party’s due diligence investigation, consultants’ fees (to the extent any such consultant has been retained with your prior written consent (such consent not to be unreasonably withheld or delayed)), syndication expenses, travel expenses and reasonable fees, disbursements and other charges of (x) one (1) firm of counsel for the Commitment Parties as identified in the Term Sheet and, if necessary, of one (1) firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for all such Commitment Parties and of such other counsel retained with your prior written consent (such consent not to be unreasonably withheld or delayed)), in each case incurred in connection with the Facility, any Permanent Financing and the preparation, negotiation and enforcement of this Commitment Letter, the Fee Letter, the Facility Documentation and any security arrangements in connection therewith (collectively, the “Expenses”). The foregoing provisions in this paragraph shall be superseded in each case, to the extent covered thereby, by the applicable provisions contained in the Facility Documentation upon execution thereof and thereafter shall have no further force and effect. You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.

Notwithstanding any other provision of this Commitment Letter, (i) no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s affiliates or any of its or their respective officers, directors, employees, agents, advisors or other representatives (as determined by a court of competent jurisdiction in a final and non-appealable decision) and (ii) none of us, you (or any of your affiliates), the Investors (or any of their respective affiliates), the Company (or any of its subsidiaries) or any Indemnified Person shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Commitment Letter, the Fee Letter, the Transactions (including the Facility and the use of proceeds thereunder) or with respect to any activities related to the Facility, including the preparation of this Commitment Letter, the Fee Letter and the Facility Documentation; provided that nothing in this paragraph shall limit your indemnity and reimbursement obligations to the extent that such indirect, special, punitive or consequential damages are included in any claim by a third party unaffiliated with the applicable Indemnified Person with respect to which the applicable Indemnified Person is entitled to indemnification as set forth in the immediately preceding paragraph.

You shall not be liable for any settlement of any Proceeding effected without your written consent (which consent shall not be unreasonably withheld or delayed), but if settled with your written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all Losses and related expenses by reason of such settlement or judgment in accordance with and to the extent provided in the other provisions of this Section 8. If the indemnifying party has reimbursed any Indemnified Person for any legal or other expenses in accordance with such request and there is a final and non-appealable judicial determination by a court of competent jurisdiction that the Indemnified Person was not entitled to indemnification or contribution rights with respect to such payment pursuant to this Section 8, then the Indemnified Person shall promptly refund such amount.

You shall not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld or delayed) (it being understood that the withholding of consent due to non- satisfaction of any of the conditions described in clauses (i) and (ii) of this sentence shall be deemed reasonable), effect any settlement of any pending or threatened Proceedings in respect of which indemnity has been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such Proceeding and (ii) does not include any statement as to or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of any Indemnified Person.

9. Sharing of Information, Absence of Fiduciary Relationships, Affiliate Activities.

You acknowledge that the Commitment Parties and their affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other persons in respect of which you, the Company and your and its respective affiliates and subsidiaries may have conflicting interests regarding the transactions described herein and otherwise. In addition, you acknowledge that the Commitment Parties may be arranging or providing (or contemplating arranging or providing) a committed form of acquisition financing to other potential purchasers of the Company and that, in such capacity, such Commitment Parties may acquire information about the Company, the sale thereof, and such other potential purchasers and their strategies and proposals, but such Commitment Parties shall have no obligation to disclose to you the substance of such information or the fact that such Commitment Parties are in possession thereof. None of the Commitment Parties or their affiliates will use confidential information obtained from you, the Company and your and its respective affiliates and subsidiaries by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you, the Company and your and its respective affiliates and subsidiaries in connection with the performance by them or their affiliates of services for other persons, and none of the Commitment Parties or their affiliates will furnish any such information to other persons, except to the extent permitted below. You also acknowledge that none of the Commitment Parties or their affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons.

As you know, certain of the Commitment Parties and their affiliates are full-service securities firms engaged, either directly or through their affiliates, in various activities, including securities trading, commodities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, certain of the Commitment Parties and their respective affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of you, the Company and other companies which may be the subject of the arrangements contemplated by this Commitment Letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. Certain of the Commitment Parties or their affiliates may also co-invest with, make direct investments in and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, the Company or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities trading with any thereof.

The Commitment Parties and their respective affiliates may have economic interests that conflict with those of you or the Company and may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and the Commitment Parties have no obligation to disclose any interests to you or your affiliates. You agree that the Commitment Parties will act under this Commitment Letter as independent contractors and that nothing in this Commitment Letter or the Fee Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Commitment Parties and you, the Company, your and its respective equity holders or your and their respective affiliates. You acknowledge and agree that (i) that you have voluntarily entered into the transactions contemplated by this Commitment Letter and the Fee Letter, (ii) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between the Commitment Parties and, if applicable, their affiliates, on the one hand, and you, on the other, (iii) in connection therewith and with the process leading to such transaction each Commitment Party and its applicable affiliates (as the case may be) is acting solely as a principal and has not been, is not and will not be acting as agents, advisors or fiduciaries of you, the Company, your and its management, equity holders, creditors, affiliates or any other person, (iv) the Commitment Parties and their applicable affiliates (as the case may be) have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you or your affiliates with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Commitment Parties or any of their respective affiliates have advised or are currently advising you or the Company on other matters) except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (v) the Commitment Parties have not provided any legal, accounting, regulatory or tax advice and you have consulted your own legal and financial advisors to the extent you deemed appropriate. You further acknowledge and agree that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto. You agree that you will not claim that the Commitment Parties or their applicable affiliates, as the case may be, have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to you or your affiliates, in connection with such transactions or the process leading thereto, and you agree not to assert any claims against the Commitment Parties based on an alleged breach of fiduciary duty by the Commitment Parties in connection herewith or assert any claim based on any actual or potential conflict of interests that might be asserted to arise from the engagement of any Commitment Party hereunder and the transactions contemplated hereby, on the one hand, and the engagement of any Commitment Party or any of their respective affiliates acting as a financial advisor to you, the Company or any of your respective affiliates, on the other hand (including, for the avoidance of doubt, UBS and/or its affiliates, which have been retained by the Sponsor as financial advisor in connection with the Merger).

Furthermore, you acknowledge that the Commitment Parties and their respective affiliates may have fiduciary or other relationships whereby the Commitment Parties and their respective affiliates may exercise voting power over securities and loans of various persons, which securities and loans may from time to time include securities and loans of the Company, potential Lenders or others with interests in respect of the Facility. You acknowledge that the Commitment Parties and their respective affiliates may exercise such powers and otherwise perform their functions in connection with such fiduciary or other relationships without regard to the Commitment Parties’ relationship to you or the Company hereunder.

10. Confidentiality.

You agree that you will not disclose, directly or indirectly, the Fee Letter or the contents thereof or, prior to your acceptance hereof, this Commitment Letter, the Term Sheet, the other exhibits and attachments hereto or the contents of each thereof, or the activities of any Commitment Party pursuant hereto or thereto, to any person or entity, except (a) to the Investors, and to your and any of the Investors’ affiliates and limited partners and your and their respective officers, directors, agents, employees, attorneys, accountants, advisors, controlling persons and equity holders and to actual and potential co-investors who are informed of the confidential nature thereof, on a confidential and need-to-know basis, (b) if the Commitment Parties consent in writing (such consent not to be unreasonably withheld or delayed) to such proposed disclosure or (c) pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the advice of your legal counsel (in which case you agree, to the extent practicable and not prohibited by applicable law, rule or regulation to inform us promptly thereof prior to disclosure); provided that (i) you may disclose this Commitment Letter (but not the Fee Letter or the contents thereof) and the contents hereof to the Company, its subsidiaries and its and their respective officers, directors, agents, employees, attorneys, accountants, controlling persons or advisors, on a confidential and need-to-know basis, (ii) you may disclose this Commitment Letter and its contents including the Term Sheet and other exhibits and attachments hereto (but not the Fee Letter or the contents thereof) in any syndication or other marketing materials in connection with the Facility (including the Information Materials) or in connection with any public or regulatory filing requirements relating to the Transactions, (iii) you may disclose the Term Sheet and the other exhibits and annexes to this Commitment Letter and the contents thereof, to potential Lenders and their affiliates involved in the related commitments and to rating agencies in connection with obtaining the Ratings, (iv) you may disclose the aggregate fee amount contained in the Fee Letter as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Facility, the Permanent Financing or in any public or regulatory filing relating to the Transactions or any offering or private placement of any Permanent Financing (and only to the extent aggregated with all other fees and expenses of the Transactions and not presented as an individual line item unless required by applicable law, rule or regulation), (v) you may disclose (including a customary description) the existence of the Commitment Letter (but not the Fee Letter) in any customary Rule 144A/Regulation S offering memorandum for primary or secondary offerings of the debt securities related to the Permanent Financing and (vi) if the fee amounts payable pursuant to the Fee Letter have been redacted in a manner reasonably agreed by us, you may disclose the Fee Letter and the contents thereof to the Company, its subsidiaries and its and their respective officers, directors, employees, agents, attorneys, accountants, controlling persons and advisors, on a confidential and need-to-know basis. The confidentiality provisions set forth in this paragraph shall survive the termination of this Commitment Letter and expire and shall be of no further effect after the second anniversary of the date hereof.

The Commitment Parties and their affiliates will use all non-public information provided to them or such affiliates by or on behalf of you hereunder or in connection with the Transactions solely for the purpose of providing the services which are the subject of this Commitment Letter and negotiating, evaluating and contemplating the transactions contemplated hereby and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge such information; provided that nothing herein shall prevent the Commitment Parties and their affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process based on the reasonable advice of counsel (in which case the Commitment Parties agree (except with respect to any audit or examination conducted by bank accountants or any governmental or bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction over the Commitment Parties or any of their respective affiliates (in which case the Commitment Parties agree (except with respect to any audit or examination conducted by bank accountants or any governmental or bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by the Commitment Parties or any of their affiliates or any related parties thereto (including the persons referred to in clause (f) below) in violation of any confidentiality obligations owing to you, the Company, the Investors or any of your or their respective subsidiaries or affiliates or related parties, (d) to the extent that such information is or was received by the Commitment Parties from a third party that is not, to the Commitment Parties’ knowledge, subject to contractual or fiduciary confidentiality obligations owing to you, the Company or any of your or their respective affiliates or related parties, (e) to the extent that such information was already in our possession prior to the date hereof, or is independently developed by the Commitment Parties without the use of any confidential information and without violating the terms of this Commitment Letter, (f) to the Commitment Parties’ affiliates and to the Commitment Parties’ and their affiliates’ respective directors, officers, employees, legal counsel, independent auditors, professionals and other experts or agents (other than (i) any of its affiliates that are engaged as principals primarily in private equity, mezzanine financing or venture capital or any of such affiliates’ officers, directors, employees, legal counsel, independent auditors, professionals and other experts or agents and (ii) any of its affiliates and any of their employees that are engaged directly or indirectly in a sale of the Company and its subsidiaries as sell-side representative or any such affiliate’s officers, directors, employees, legal counsel, independent auditors, professionals and other experts or agents, in each case other than a limited number of senior employees who are required, in accordance with industry regulations or such Commitment Party’s internal policies and procedures, to act in a supervisory capacity and other than such Commitment Party’s or such affiliate’s legal, compliance, risk management, credit or investment committee members (collectively, the “Excluded Parties”)) who need to know such information in connection with the Transactions and who otherwise are informed of the confidential nature of such information and who are subject to customary confidentiality obligations of professional practice or who agree in writing to be bound by the terms of this paragraph (or language substantially similar to this paragraph) (with each such Commitment Party, to the extent within its control, responsible for such person’s compliance with this paragraph), (g) for the purposes of establishing a “due diligence” defense or (h) to potential or prospective Lenders, participants or assignees and to any direct or indirect contractual counterparty to any swap or derivative transaction relating to the Borrower or any of its subsidiaries, in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph); provided that (i) the disclosure of any such information to any Lenders, participants, assignees, hedge providers or prospective Lenders shall be made subject to the acknowledgment and acceptance by such Lender, participant, assignee, hedge provider or prospective Lender that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and each Commitment Party, including, without limitation, as agreed in any Information Materials or other marketing materials) in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative actions on the part of recipient to access such information and (ii) no such disclosure shall be made by such Commitment Party to any person that is at such time a Disqualified Lender. In the event that the Facility is funded, the Commitment Parties’ and their affiliates’, if any, obligations under this paragraph shall terminate automatically and, to the extent covered thereby, be superseded by the confidentiality provisions in the Facility Documentation upon the initial funding thereunder to the extent such provisions are binding on such Commitment Party. Otherwise, the confidentiality provisions set forth in this paragraph shall survive the termination of this Commitment Letter and expire and shall be of no further effect after the second anniversary of the date hereof.

Notwithstanding anything in this Section 9 to the contrary, we may place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or World Wide Web as we may choose, and circulate similar promotional materials, after the closing of the Transactions in the form of a “tombstone” or otherwise describing the names of you, the Borrower and your and its affiliates (or any of them), and the amount, type and closing date of the Transactions, all at our expense and with your prior approval (such approval not to be unreasonably withheld, conditioned or delayed).

11. Miscellaneous.

This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto (other than any assignment (i) subject to the limitations set forth in Section 3 above, by an Initial Lender to any Lender, (ii) by you to a newly-formed shell entity that is an affiliate controlled directly or indirectly by the Sponsor to effect the consummation of the Transactions and is formed or organized under the laws of the U.S. or any other jurisdiction reasonably agreed by the Commitment Parties that directly or indirectly owns all of the equity interests in the Specialty Pharma Business or (iii) by you to the Specialty Pharma Business (as a matter of law or otherwise substantially simultaneously with the consummation of the Transactions on the Closing Date) or, with the consent (not to be unreasonably withheld or delayed) of the Commitment Parties, a wholly-owned subsidiary or direct or indirect parent of the Specialty Pharma Business. This Commitment Letter and the commitments hereunder are intended to be solely for the benefit of the parties hereto (and Indemnified Persons to the extent expressly set forth herein) and are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly set forth herein). Subject to the limitations set forth in Section 3 above, the Commitment Parties reserve the right to employ the services of their affiliates or branches (other than any Excluded Party) in providing services contemplated hereby and to allocate, in whole or in part, to their affiliates or branches certain fees payable to the Commitment Parties in such manner as the Commitment Parties and their affiliates or branches may agree in their sole discretion and, to the extent so employed, such affiliates and branches shall be entitled to the benefits and protections afforded to, and shall be subject to the provisions governing the conduct of, the Commitment Parties hereunder. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Commitment Parties and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. The words “execution”, “signed”, “signature”, “delivery” and words of like import in this Commitment Letter shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act. THIS COMMITMENT LETTER, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER, OR RELATED TO, THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; provided, however, that it is understood and agreed that (a) the interpretation of the definition of “Company Material Adverse Effect” (as defined in the Merger Agreement) (and whether or not a Company Material Adverse Effect (as defined in the Merger Agreement) has occurred), (b) the determination of the accuracy of any Specified Merger Agreement Representation and whether as a result of any inaccuracy thereof you (or your affiliates) have the right (taking into account any applicable cure provisions) to terminate your (or your affiliates’) obligations under the Merger Agreement or such inaccuracy results in a failure of a condition precedent to your obligations in the Merger Agreement to consummate the Merger and (c) the determination of whether the Merger has been consummated in accordance with the terms of the Merger Agreement, in each case shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, subject without limitation to the satisfaction (or waiver by each party hereto) of the conditions precedents set forth herein and an agreement of each party to negotiate in good faith the Facility Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitment provided hereunder is subject only to conditions precedent as expressly provided herein, and (ii) the Fee Letter is a legally valid and binding agreement of the parties thereto with respect to the subject matter set forth therein.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall only be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any New York State or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.

Each of the Commitment Parties hereby notifies you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (as amended, the “PATRIOT Act”) and the requirements of 31 C.F.R §1010.230 (the “Beneficial Ownership Regulation”), it and each Lender is required to obtain, verify and record information that identifies the Borrower, which information includes names, addresses, tax identification numbers and other information that will allow such Commitment Party and such Lender to identify the Borrower in accordance with the PATRIOT Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the PATRIOT Act and the Beneficial Ownership Regulation and is effective for the Commitment Parties and each Lender. You hereby acknowledge and agree that the Commitment Parties shall be permitted to share any or all such information with the Lenders.

The indemnification, compensation (if applicable), reimbursement (if applicable), jurisdiction, governing law, venue, waiver of jury trial, syndication and confidentiality provisions contained herein and in the Fee Letter and the provisions of Section 8 of this Commitment Letter shall remain in full force and effect regardless of whether the Facility Documentation shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the Initial Lenders’ commitments hereunder; provided that your obligations under this Commitment Letter (except as specifically set forth in the third through seventh paragraphs of Section 3 of this Commitment Letter and the penultimate sentence of Section 4 of this Commitment Letter, and other than your obligations with respect to the confidentiality of this Commitment Letter, the Fee Letter and the contents hereof and thereof) shall automatically terminate and be superseded, in each case to the extent covered thereby, by the provisions of the respective Facility Documentation upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time. You may terminate this Commitment Letter and the Initial Lenders’ commitments with respect to the Facility hereunder at any time subject to the provisions of the preceding sentence. In addition, in the event that a lesser amount of indebtedness is required to fund the Transactions for any reason, you may reduce or terminate the Initial Lenders’ commitments with respect to the Facility (on a pro rata basis amongst the Initial Lenders), in each case, in a manner consistent with the allocation of purchase price reduction described under paragraph 1 of Exhibit C regardless of whether or not such reduction or termination is made in connection with a purchase price reduction.

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to the Lead Arrangers, executed counterparts hereof and to each Commitment Party counterparts of the Fee Letter not later than 11:59 p.m., New York City time, on March 10, 2025. The offer of each Initial Lender and each Lead Arranger to provide the commitments and services hereunder will expire at such time in the event that the Commitment Parties have not received such executed counterparts in accordance with the immediately preceding sentence.

Upon execution and delivery of this Commitment Letter and the Fee Letter by you at or prior to such time, we agree to hold our commitments to provide the Facility and our other undertakings in connection therewith available for you until the earliest of (i) after execution of the Merger Agreement and prior to the consummation of the Merger, the termination of the Merger Agreement by you (or your affiliates) or with your (or your affiliates’) written consent in accordance with its terms (other than with respect to provisions therein that expressly survive termination), prior to closing of the Merger, (ii) the consummation of the Merger without the funding of the Facility and (iii) 11:59 p.m., New York City time, on the fifth Business Day (as defined in the Merger Agreement as in effect on the date hereof) following the Outside Date (as defined in the Merger Agreement as in effect on the date hereof and determined after giving effect to any extensions thereto as set forth in the Merger Agreement as in effect on the date hereof). Upon the occurrence of any of the events referred to in the preceding sentence, the commitments to provide the Facility and our other undertakings in connection therewith shall automatically terminate unless the Commitment Parties shall, in their discretion, agree to an extension in writing.

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We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours, UBS AG, STAMFORD BRANCH
By:	/s/ David Juge
Name:	David Juge
Title:	Managing Director

By:	/s/ Alex Ranson
Name:	Alex Ranson
Title:	Managing Director

UBS SECURITIES LLC
By:	/s/ David Juge
Name:	David Juge
Title:	Managing Director

By:	/s/ Alex Ranson
Name:	Alex Ranson
Title:	Managing Director

The provisions of this Commitment Letter are accepted and agreed to as of the date first written above:
BLAZING STAR MERGER SUB, INC.
By:	/s/ Kevin Burke
Name: Kevin Burke
Title: Co-President

SCHEDULE 1

COMMITMENTS

* indicates “lead left” status for the Facility

Designation as “Lead Arranger” means sole lead arranger and bookrunner of the Facility (or joint lead arranger and joint bookrunner where more than one entity is identified as Lead Arranger). Designation as “Administrative Agent” means sole and exclusive administrative agent of the Facility.

FACILITY

Commitment Party	Commitment Percentage/Amount		Title
UBS AG, Stamford Branch	100%	$2,000,000,000	Initial Lender, Administrative Agent
UBS Securities LLC*			Lead Arranger

EXHIBIT A

Project Wing

Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the other Exhibits to the Commitment Letter to which this Exhibit A is attached (the “Commitment Letter”) or in the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.

Merger Sub, formed at the direction of Sycamore Partners Management, L.P. and its affiliates and funds, partnerships or other co-investment vehicles managed, advised or controlled by the foregoing (collectively, the “Sponsor”), intends to merge with and into a corporation previously identified to you as “Wing” (the “Company”). Merger Sub intends to consummate the Merger (as defined below) pursuant to an Agreement and Plan of Merger, dated as of the date hereof (together with all exhibits, annexes, schedules and other disclosure letters thereto, collectively, as modified, amended, supplemented, consented to or waived, the “Merger Agreement”) by and among Merger Sub, the other parties party thereto and the Company, pursuant to which (i) Merger Sub will merge with and into the Company (the “Merger”), with the Company being the surviving entity of the Merger and (ii) except with respect to certain equity holders who are contemplated to be immediately reinvesting the proceeds received by them as consideration in the Merger indirectly in the OpCo Borrower (as defined below) and other entities holding the other businesses of the Company in exchange for equity interests in such entities (the “Reinvestment Investors”), the equity holders of the Company will receive cash and certain contingent value rights in exchange for their capital stock and/or equity awards in the Company (collectively, the “Merger Consideration”).

In addition, it is intended that concurrently with, or no earlier than 1 days prior to, the consummation of the Merger, Blazing Star Shields Superco, LLC, a Delaware limited liability company (the “Borrower”), formed at the direction of the Sponsor will directly or indirectly acquire from the Company the Specialty Pharma Business (as defined below) in accordance with, and as provided for, in Section 1.3(d) of the Merger Agreement (the “Specialty Pharmacy Acquisition”). “Specialty Pharma Business” shall mean the “Shields Interests” (as defined in Schedule 6.16 to the Merger Agreement).

In connection with the foregoing, it is intended that:

(a) The Sponsor and certain other investors (including management of the Company and the Reinvestment Investors) arranged by and/or designated by the Sponsor (collectively with the Sponsor, the “Investors”), financial institutions or capital providers (including the Commitment Parties) will directly or indirectly make the Equity Contribution (as defined in the Specialty Pharma Commitment Letter) in an amount sufficient to satisfy the Minimum Equity Percentage (as defined in the Specialty Pharma Commitment Letter).

(b) The Borrower will issue, incur or otherwise obtain on or prior to the Closing Date a combination of (i) senior secured notes in a Rule 144A or other private placement, (ii) senior secured term loans under a senior secured credit facility, (iii) common stock or preferred equity or equity-linked securities (including, without limitation, debt or preferred equity securities convertible to common stock) in a public offering or private placement or (iv) any other debt or equity financing (other than the Facility) contemplated to be incurred or issued (collectively, the “Permanent Financing”) yielding at least $2,000 million in gross proceeds or, in the event that the Permanent Financing is not issued, incurred and/or otherwise obtained on or prior to the Closing Date or if the Permanent Financing issued, incurred and/or otherwise obtained on or prior to the Closing Date yield in the aggregate less than $2,000 million in gross proceeds, the Borrower will obtain term loans under a senior secured bridge loan facility having the terms set forth in Exhibit B to the Commitment Letter (the “Facility”) in an aggregate principal amount of at least

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$2,000 million (less the aggregate gross proceeds of the Permanent Financing (if any) issued, incurred or otherwise obtained on or prior to the Closing Date, less the amount of any reductions of commitments as set forth and described under the headings “Optional Prepayment and Commitment Reductions” and “Mandatory Prepayment and Commitment Reductions” in Exhibit B to the Commitment Letter).

The proceeds of the Equity Contribution, the Facility borrowed on the Closing Date (and/or from the sale and issuance of the Permanent Financing on the Closing Date), the “First Lien Facilities” (as defined in the Specialty Pharma Commitment Letter) borrowed on the Closing Date and cash on hand at the Company and its subsidiaries on the Closing Date will be applied (i) as described above to pay the consideration in connection with the Specialty Pharmacy Acquisition and (ii) to pay the fees and expenses incurred in connection with the Transactions (such fees and expenses, the “Transaction Costs”) (the amounts set forth in clauses (i) through (ii) above, collectively, the “Transaction Consideration”). The transactions described above (including the payment of Transaction Costs) are collectively referred to herein as the “Transactions”. For purposes of the Commitment Letter and the Fee Letter, “Closing Date” shall mean the date of the initial funding under the Facility. After giving effect to the Transactions, (i) the Sponsor will, directly or indirectly, control the voting capital stock having at least a majority of the ordinary voting power for the election of the board of directors or equivalent governing body of the Borrower and (ii) the Borrower will, directly or indirectly, control the voting capital stock having at least a majority of the ordinary voting power for the election of the board of directors or equivalent governing body of the OpCo Borrower, immediately after giving effect to the Transactions. “OpCo Borrower” shall mean the “Borrower” as defined in the Specialty Pharma Commitment Letter.

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EXHIBIT C

PROJECT WING

Summary of Conditions

The initial borrowings under the Facility on the Closing Date shall be subject to satisfaction (or waiver by the applicable Lead Arrangers) of the following conditions, each of which will be subject to the Certain Funds Provisions:

1. The Specialty Pharmacy Acquisition shall have been consummated, or substantially concurrently with the initial borrowing under the Facility, shall be consummated, in all material respects in accordance with the terms of the Merger Agreement, after giving effect to any supplements, amendments, waivers, consents or other modifications, other than those modifications, amendments, waivers, consents or supplements by you (or your affiliate) that are materially adverse to the interests of the Lead Arrangers in their capacities as such, unless consented to in writing by the applicable Lead Arrangers. For the avoidance of doubt, (a) any modification, amendment, waiver, consent or supplement that results in a reduction in the purchase price of, or consideration for, the Merger shall not be deemed to be materially adverse to the interests of the Lead Arrangers in their capacity as such; provided that, (I) such reduction is less than 10% of the purchase price or is in accordance with the Merger Agreement or (II) if any such reduction is allocated to reduce the Equity Contribution, any such reduction does not result in the Equity Contribution being less than the Minimum Equity Percentage, (b) any modification, amendment, waiver, consent or supplement that results in an increase in the purchase price of, or consideration for, the Merger shall not be deemed to be materially adverse to the interests of the Lead Arrangers in their capacity as such so long as such increase is funded with cash of the Company, an increase in the Equity Contribution or amounts available to be drawn under any other available funds on the Closing Date or such increase is pursuant to any working capital and/or purchase price (or similar) adjustment provisions set forth in the Merger Agreement, (c) any change to the definition of “Company Material Adverse Effect” (as defined in the Merger Agreement) shall be deemed to be materially adverse to the interests of the Lead Arrangers in their capacity as such and (d) any amendments to the “Xerox” provisions shall be deemed to be materially adverse to the interests of the Lead Arrangers in their capacity as such.

2. The Equity Contribution shall have been made, or substantially concurrently with the initial borrowing under the Facility, shall be made, in at least the amount set forth in Exhibit A to the Commitment Letter (subject to adjustment pursuant to paragraph 1 above).

3. Since the date of the Merger Agreement, there has not been any effect, change, event, occurrence or development that, individually or in the aggregate, constituted, or would be reasonably expected to constitute, a Company Material Adverse Effect. “Company Material Adverse Effect” means “Company Material Adverse Effect” as defined in the Merger Agreement.

4. Subject in all respects to the Certain Funds Provisions, all documents and instruments required to create and perfect the Administrative Agent’s security interests in the Collateral shall have been executed and delivered and, if applicable, be in proper form for filing (or arrangements reasonably satisfactory to the Administrative Agent shall have been made for the execution, delivery and filing of such documents and instruments substantially concurrently with the consummation of the Merger).

5. The Administrative Agent and the Lead Arrangers shall have received at least three (3) business days before the Closing Date (i) all documentation and other information about the Borrower that shall have been reasonably requested by the Administrative Agent or the Lead Arrangers in writing at least ten (10) business days prior to the Closing Date and that the Administrative Agent and the Lead Arrangers reasonably determine is required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act and (ii) a certification regarding beneficial ownership with respect to the Borrower required by the Beneficial Ownership Regulation for each Lender that so requests.

6. The execution and delivery by the Borrower of the Facility Documentation which shall, in each case, be in all material respects in accordance with the terms of the Commitment Letter and the Term Sheet and subject in all respects to the Certain Funds Provisions and the Documentation Principles, as applicable, in each case set forth in the Commitment Letter.

7. Subject in all respects to the Certain Funds Provisions, the delivery of customary legal opinions, customary evidence of authorization, customary officer’s certificates, good standing certificates (to the extent applicable) in the jurisdiction of organization of the Borrower, and a solvency certificate in the form of Exhibit C-I with respect to the Borrower.

8. All fees required to be paid on the Closing Date in connection with the Facility and reasonable out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, to the extent invoiced at least three business days prior to the Closing Date (except as otherwise agreed to by the Borrower), shall, substantially concurrently with the initial borrowing under the Facility, have been paid (which amounts may, at your option, be offset against the proceeds of the Facility).

9. The Specified Merger Agreement Representations and the Specified Representations shall be true and correct in all material respects (except in the case of any such representation which expressly relates to a given date, such representation and warranty shall be true and correct in all material respects as of such date); provided, that to the extent that any such representations are qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, the definition thereof shall be the definition of “Company Material Adverse Effect” (as defined in the Merger Agreement) for purposes of any such representations and warranties made or deemed made on, or as of, the Closing Date (or any date prior thereto).

10. The Carveout Transactions shall have been completed.

11. (i) Indebtedness for borrowed money (other than the loans to be made pursuant to this Commitment Letter) of the Borrower shall not exceed a de minimis amount and (ii) indebtedness for borrowed money (other than the loans to be made pursuant to this Commitment Letter) of the Borrower and its subsidiaries shall not exceed $2,600,000,000 in the aggregate under the First Lien Facilities.

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EXHIBIT C-I

SOLVENCY CERTIFICATE

Date:

Reference is made to Credit Agreement, dated as of [●] (the “Credit Agreement”), among [●] (the “Borrower”), the lending institutions from time to time parties thereto (the “Lenders”), and [●], as Administrative Agent and Collateral Agent.

Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement. This certificate is furnished pursuant to Section [●] of the Credit Agreement.

Solely in my capacity as a financial executive officer of the Borrower and not individually (and without personal liability), I hereby certify, that as of the date hereof, after giving effect to the consummation of the Transactions:

1.

The sum of the liabilities (including contingent liabilities) of the Borrower and its subsidiaries, on a consolidated basis, does not exceed the present fair saleable value of the present assets of the Borrower and its subsidiaries, on a consolidated basis.

2.

The fair value of the property of the Borrower and its subsidiaries, on a consolidated basis, is greater than the total amount of liabilities (including contingent liabilities) of the Borrower and its subsidiaries, on a consolidated basis.

3.	The capital of the Borrower and its subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as contemplated on the date hereof.

4.

The Borrower and its subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debts as they become due (whether at maturity or otherwise).

For purposes of this Certificate, the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that would reasonably be expected to become an actual or matured liability.

IN WITNESS WHEREOF, I have executed this Certificate this as of the date first written above.

[BORROWER]
By:
Name:
Title:

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